Exhibit 99.1

Poniard Announces Final Data from Phase 3 SPEAR Trial of Picoplatin in Small Cell Lung Cancer

Picoplatin Shows Activity in the Treatment of Small Cell Lung Cancer

South San Francisco (June 5, 2010) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced the full efficacy and safety data from its Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in the second-line treatment of small cell lung cancer (SCLC).  Dr. Tudor Eliade Ciuleanu, M.D., Ph.D., of Institute of Oncology, Cluj-Napoca, Romania and an investigator for the SPEAR trial, presented the data during an oral session at the American Society of Clinical Oncology (ASCO) 2010 Annual Meeting in Chicago, IL.

“Results from this important study show that picoplatin is an active compound, with a demonstrated survival benefit among patients where the use of post-study chemotherapy between treatment arms was balanced,” stated Dr. Ciuleanu.  “These data include a number of significant outcomes, including improved overall survival among those individuals who did not receive post-study chemotherapy, the study’s principal confounding factor, and among early relapsing or platinum refractory patients, a clinically meaningful population.  Further, picoplatin exhibits a manageable safety profile consistent with prior clinical experience. These results warrant further investigation in this indication.”

“The SPEAR trial provides valuable insight into picoplatin’s potential as an effective new treatment option for the vastly underserved early relapsing or platinum refractory SCLC patient population,” said Ronald A. Martell, chief executive officer of Poniard Pharmaceuticals.  “These results are encouraging, both for Poniard and the oncologists addressing this difficult to treat disease. We continue to work toward establishing a path forward for picoplatin in this indication, as well as in other solid tumors where picoplatin has produced meaningful safety and efficacy data.”

SPEAR Trial Design

The international, multi-center, randomized, controlled Phase 3 SPEAR trial, one of the largest SCLC studies ever conducted, evaluated the efficacy and safety of picoplatin in 401 patients with SCLC who were refractory to or who progressed within six months of first-line platinum-based therapy. Picoplatin administered as an intravenous infusion once every three weeks plus best supportive care (BSC) was compared to BSC alone. BSC was designed in accordance with the National Comprehensive Cancer Network’s guidelines. The primary endpoint of the trial was overall survival. Other endpoints included disease control rate, time to progression and progression-free survival (PFS). The trial was powered at 90 percent to show a 33 percent reduction in risk of death for picoplatin treatment plus BSC compared with BSC alone (hazard ratio of 0.67; p value of 0.05).

SPEAR Trial Data

The data presented demonstrated:

•                  Statistically significant difference in favor of the picoplatin arm for PFS in the intent-to-treat population, with a PFS of 9.0 weeks in the picoplatin arm compared to 6.6 weeks in the BSC alone arm (p-value=0.0281; Hazard Ratio=0.783).

•                  Statistically significant difference in favor of the picoplatin arm for time to progression in the intent-to-treat population, with a median time to progression of 11.3 weeks  in the picoplatin arm versus 6.7 weeks in the BSC alone arm (p-value=0.0002; Hazard Ratio=0.610).

•                  Overall survival in the intent-to-treat population, the primary endpoint of the study, which was based on 320 evaluable events, showed a median overall survival of 20.6 weeks in the picoplatin arm compared to 19.7 weeks in the BSC alone arm (p-value=0.0895, Hazard Ratio= 0.817).  As previously reported, the primary endpoint of the study was not met, potentially due to an imbalance in the use of post-study chemotherapy between the picoplatin and BSC alone arms: 27.6 percent of patients in the picoplatin arm received post-study chemotherapy, compared to 40.6 percent in the BSC alone arm (p-value, 0.012).

•                  Among the 273 patients that did not receive post-study chemotherapy, the picoplatin arm (n=194) demonstrated a statistically significant improvement in overall survival compared to the BSC alone arm (n=79).  In this population, the picoplatin arm demonstrated a median survival of 18.3 weeks compared to 14.4 weeks in the BSC arm (p-value, 0.0345, Hazard Ratio=0.730).

•                  Among 294 patients who were refractory or relapsed within 45 days of first-line platinum-based therapy, the picoplatin arm (n=202) demonstrated a statistically significant improvement in overall survival as compared to the BSC alone arm (n=92).   In this patient population, the picoplatin arm demonstrated a median overall survival of 21.3 weeks  compared to 18.4 weeks in the BSC arm (p-value=0.0173, Hazard Ratio=0.717).

•                  Picoplatin was found to be well-tolerated and demonstrated a safety profile consistent with prior clinical experience. The most common adverse events were hematological, and included thrombocytopenia, anemia and neutropenia.  These events were well managed without clinical sequelea.  Adverse events associated with bleeding were mild and did not include any Grade 3/4 events.  The incidence of neurotoxicity, a common adverse event among platinum agents, was low, with 0.8 percent of patients reporting grade 3 neuropathy and no incidences of grade 4 neuropathy.

Best of ASCO 2010

In addition to the oral presentation, the SPEAR data presentation was designated as one of the “Best of ASCO 2010” and will be featured in San Francisco and Boston in July, and other local settings around the world following the ASCO Annual Meeting. This is an ASCO-sponsored program that features abstracts from the 2010 ASCO Annual Meeting and provides greater accessibility to important scientific research presented by respected members of the oncology community.

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration. It is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and can be safely administered in combination with multiple approved oncology products. Approximately 1,100 patients have received picoplatin. Results obtained to date suggest that hematologic events are common but manageable. Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than is commonly observed with other platinum chemotherapy drugs. Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors.

About Small Cell Lung Cancer

SCLC is the most aggressive form of lung cancer and tends to be widespread by the time of diagnosis. According to the American Cancer Society, SCLC accounts for about 10 to 15 percent of all lung cancers. An estimated 32,000 new cases of SCLC were expected to be diagnosed in the United States in 2009, and 52,000 SCLC patients were projected to be treated in the United States in 2008.(1) The prognosis for patients with SCLC that have progressed despite chemotherapy is exceedingly poor. Effective second-line treatment for SCLC is a major unmet need. There is no standard chemotherapy for SCLC patients that do not respond to initial platinum-based treatment.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward Looking Statements

This release contains forward-looking statements, including, without limitation, results of the Company’s SPEAR trial, the commercial and therapeutic potential of picoplatin, and the Company’s product development and regulatory strategies.  Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the receipt and timing of FDA and other regulatory approvals and actions; the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding or enter into strategic partnerships to support the continued development of picoplatin; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(1)American Cancer Society, Detailed Guide: Lung Cancer - Small Cell 2009, IntrinsiQ 2008

For Further Information:

Susan Neath (Investors & Media)

WCG

609-529-0676

sneath@wcgworld.com